EXHIBIT 10.2

TUESDAY MORNING CORPORATION

EXECUTIVE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

Effective May 1, 2018

TUESDAY MORNING CORPORATION

EXECUTIVE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

ARTICLE I.INTRODUCTION

Tuesday Morning Corporation (the “Company”) hereby establishes and adopts the Tuesday Morning Corporation Executive Severance Plan (the “Plan”), effective as of May 1, 2018 (the “Effective Date”), to provide financial and transitional assistance to certain eligible Employees (as defined below) who separate from the Company or an Affiliate (as defined below) due to a termination of employment without Cause (as defined below) in order to assure the Company of the continued attention and dedication to duty of these Employees and to ensure the continued availability of service by these Employees during these periods. This Plan is intended to constitute an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

Except as otherwise provided below, as of the Effective Date, the Plan replaces any and all severance pay plans, policies, practices, arrangements or programs, written or unwritten, that the Company may have had in effect for its employees from time to time prior to the Effective Date; any Employee who is eligible for this Plan whose employment is terminated on or after the Effective Date shall not be entitled to any severance benefits other than those set forth herein. Notwithstanding the foregoing, nothing in this Plan shall adversely affect the rights an individual Employee may have to severance payments under any written agreement executed by and between the Company and that Employee (a “Severance Agreement”) and any Employee who is a party to a Severance Agreement that is in effect on the date he or she suffers a termination of employment shall not be entitled to receive severance benefits pursuant to this Plan that would be duplicative of any benefits such Employee is entitled to receive under his or her Severance Agreement.  For purposes of clarity, severance payments for purposes of the foregoing sentence shall not include bonus payments (including, without limitation, retention bonus payments) that become eligible for payment in the event such Employee is terminated by the Company prior to the date such bonus would otherwise be paid.

ARTICLE II.DEFINITIONS

The words used in this Plan shall have the respective meanings set forth below unless the context clearly indicates otherwise. Except as otherwise indicated by the context, any masculine terminology used herein also includes the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural, and vice versa.

Section 2.1Administrator means the Compensation Committee.

Section 2.2Affiliate means any Subsidiary or Parent of the Company that has been designated to participate in the Plan by the Administrator, and has adopted the Plan pursuant to Article V hereof.

Section 2.3Appeals Administrator means an Appeals Committee of the Company, or, if the Claim for benefits hereunder affects a direct report of an Appeals Committee member, such entity or individual as may be designated by the Compensation Committee.

Section 2.4Board means the Board of Directors of the Company.

Section 2.5Cause means (i) willful misconduct with respect to or continued failure to perform the Employee’s duties as an employee of the Company; (ii) indictment for a felony; (iii) commission of fraud, embezzlement, theft or other act involving dishonesty, or a crime constituting moral turpitude, in any case whether or not involving the Company, that, in the opinion of the Company, renders the Employee’s continued employment harmful to the Company; (iv) breach or persistent breaches of any kind of the Company’s employment policies (or the employment policies of any successor to the Company), as they may exist from time-to-time, which is not cured after 30 days prior written notice by the Company; and/or (v) violation by the Employee of the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any Affiliate to which the Employee is a party.

.

Section 2.6Change in Control shall have the meaning ascribed to such term in the Tuesday Morning Corporation 2014 Long-Term Incentive Plan, as amended.

Section 2.7Change in Control Period means the eighteen (18) month period immediately following the closing date of a Change in Control.

Section 2.8Claim means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or any Severance Benefit.

Section 2.9Code means the Internal Revenue Code of 1986, as amended from time to time.  References to any Section of the Internal Revenue Code shall include any successor provision thereto.

Section 2.10Company means Tuesday Morning Corporation, its successors and assigns and Affiliates or Subsidiaries of the Company.

Section 2.11Compensation Committee means the committee designated by the Board of Directors.

Section 2.12Employee means any person paid through the payroll department of the Company (as opposed to the accounts payable department of the Company) and who receives from the Company an annual IRS Form W-2; provided, however, that the term “Employee” shall not include any person who has entered into an employment agreement, change-in-control agreement, independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with the Company, nor the employees of any such person, regardless of whether that person (including his or her employees) is later found to be an employee by any court of law or regulatory authority.

Section 2.13ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.14Executive means any Employee who is a senior vice president or other higher corporate Executive of the Company.

Section 2.15Good Reason means, during the Change in Control Period, the Company, without the Executive’s consent: (i) reduces the Executive’s base salary to an amount that is materially less than the Executive’s base salary immediately prior to the Change in Control Period; (ii) the Company materially reduces the Executive’s authority, duties, or responsibilities with the Company; (iii)  requires the Executive to have the Executive’s principal work location changed to a location in excess of 50 miles from the Executive’s principal work location immediately prior to the Change in Control Period.  The foregoing events shall not constitute Good Reason unless the Executive delivers to the Company a written notice of Separation from Service for Good Reason specifying the alleged event constituting Good Reason within 90 days after the Executive first learns of the existence of the circumstances giving rise to Good Reason and within 30 days following delivery of such notice and the Company has failed to cure the circumstances giving rise to Good Reason.

Section 2.16Involuntary Termination means the Company causes an Executive’s involuntary Separation from Service without Cause or, during the Change in Control Period, an Executive incurs a Separation from Service for Good Reason, provided that such termination (a) occurs within the 90 day period immediately after the initiation of discussions leading to termination, and (b) can be demonstrated to have occurred at the request or initiation of parties involved.  An Involuntary Termination shall not include an Executive’s Separation from Service due to his or her death, Total and Permanent Disability, resignation for any reason (other than with Good Reason during the Change in Control Period), retirement, or commencement of a leave of absence.

Section 2.17Parent means an entity which directly or indirectly holds a majority of the voting power or profits or capital interest of the Company.

Section 2.18Plan means the Tuesday Morning Corporation Executive Severance Plan.

Section 2.19Separation from Service means a termination of services provided by an Employee to the Company whether voluntarily or involuntarily, other than for death, or Total and Permanent Disability, as determined by the Administrator in accordance with Treas. Reg. § 1.409A-1(h). In determining whether an Employee has experienced a Separation from Service, the following provisions shall apply:

(a)A Separation from Service shall occur when such Employee has experienced a termination of employment with the Company. An Employee shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Employee and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services the Employee will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by such Employee (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Employee has been providing services to the Company less than thirty-six (36) months).

(b)If an Employee is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Employee and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as the Employee retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six (6) month period. In applying the provisions of this Section 2.19, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Company.

Section 2.20Severance Benefit means a benefit to which an Employee may become entitled pursuant to Article III hereof.

Section 2.21Severance Period means the number of months that an Executive’s Severance Benefits are payable, which shall equal the number of months of cash Severance Benefits that an Executive is eligible to receive under the Plan (for instance, if an Executive’s severance factor set forth in Exhibit A is .5, then such Executive’s Severance Period would be six months).  Notwithstanding the foregoing, an Executive’s Severance Period shall terminate immediately, and such Executive shall not be entitled to any additional payments under the Plan on the date such Executive fails to comply with the provisions of any written agreement in effect between the Executive and the Company or a Subsidiary that contains non-competition, confidentiality and/or non-solicitation provisions.

Section 2.22Specified Employee means any Employee who is determined to be a “key employee” (as defined under Section 416(i)) of the Code without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Administrator in accordance with Treas. Treas. Reg. § 1.409A-1(i).  In determining whether an Employee is a Specified Employee, the following provisions shall apply:

(a)The Administrator’s identification of the individuals who fall within the definition of “key employee” under Section 416(i) of the Code (without regard to paragraph (5) thereof shall be based upon the twelve (12) month period ending on each December 31st (referred to below as the “identification date”).  In applying the applicable provisions of Section 416(i) of the Code to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. § 1.415(c)-2 (a) without regard to (i) any safe harbor provided in Treas. Reg. § 1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. § 1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. § 1.415(c)-2(g); and

(b)Each Employee who is among the individuals identified as a “key employee” in accordance with part (a) of this Section 2.22 shall be treated as a Specified Employee for purposes of this Plan if such Employee experiences a Separation of Service during the 12 month period that begins on the April 1st following the applicable identification date.

Section 2.23Subsidiary means any entity in which the Company, directly or indirectly, holds a majority of the voting power or profits or capital interest of such entity.

Section 2.24Total and Permanent Disability means, with respect to an Executive, that he or she is considered to have a disability that entitles such Executive to receive long-term disability benefits under the Company’s long-term disability (“LTD”) insurance plan or policy; provided, that in the event that the Executive is not being covered as an employee at the time of the Executive’s impairment under such LTD plan or policy, then “Total and Permanent Disability” shall mean that the Executive is considered to have a disability that entitles the Executive to receive benefits from the U.S. Social Security Administration.

ARTICLE III:ELIGIBILITY AND BENEFITS

Section 3.1Eligibility for Severance Benefits.

(a)An Executive shall be entitled to receive a Severance Benefit (in accordance with Section 3.2), a Benefits Continuation Payment (in accordance with Section 3.3) and Outplacement Benefits (in accordance with Section 3.4) only if the Administrator, in its reasonable discretion, determines that:

(i)the Executive’s employment with the Company or an Affiliate has been terminated as the result of an Involuntary Termination.

(ii)the Severance Benefit described herein is not otherwise duplicative of payments already owed to the Executive under an employment, pre-existing retention, severance, change-in-control, or other special compensation agreement or pursuant to any applicable laws.

(iii)the Executive has not otherwise received and accepted an offer of employment with (A) the Company, (B) an Affiliate, (C) another company providing services to the Company or an Affiliate, or (D) any other company that entered into an agreement with the Company or an Affiliate to purchase, acquire, or transfer the stock or assets of the Company, an Affiliate, or a group, function or part of the Company or an Affiliate.

(iv)the Executive has not otherwise declined an offer of employment, the terms of which would have permitted the Executive to continue employment within 50 miles of the location in which the Executive performed substantially all of his or her services immediately prior to the Involuntary Termination, with (A) the Company, (B) an Affiliate, (C) another company providing services to the Company or an Affiliate, or (D) any other company that entered into an agreement with the Company or an Affiliate to purchase, acquire, or transfer the stock or assets of the Company, an Affiliate, or a group, function or part of the Company or an Affiliate; provided, that if such Executive’s Separation from Service occurs during the Change in Control Period, the Executive shall not be required to accept such offer of employment if the terms of such offer would constitute Good Reason and the Executive has complied with the requirements of the Plan to trigger a Separation from Service for Good Reason.

(v)the Executive continues to comply with the provisions of any written agreement in effect between the Executive and the Company (or any of its Affiliates) that contains non-competition, confidentiality and/or non-solicitation provisions.

(vi)the Executive has executed and timely provided to the Administrator the Company’s standard form of release not to sue (a copy of which is available for review from the Administrator upon request) within 30 days of the Employee’s Separation from Service (or such longer period that is required by applicable law) (the “Release”).

(b)Notwithstanding anything herein to the contrary, if an Executive has otherwise satisfied the criteria described in Section 3.1(a) above and is rehired by the Company or an Affiliate, such Executive’s entitlement to further Severance Benefit payments shall cease immediately, unless the Administrator, in its sole and absolute discretion, determines that the relationship between the former Executive and the Company or Affiliate for whom services are being provided constitutes a non-employee consulting relationship and that continued payment of such benefits is permitted by applicable law without adverse consequences to either the Company or the Executive, including, without limitation, Section 409A of the Code, as determined by the Administrator in its sole discretion. Regardless of the nature of a former Executive’s relationship with the Company or Affiliate, if such former Executive provides services to or for the Company or an Affiliate following an Involuntary Termination, such former Employee shall not be obligated to repay any Severance Benefits that have been paid pursuant to this Plan.

Section 3.2Severance Benefits.

(a)Severance benefits payable to an Executive who has satisfied the applicable requirements reflected in Section 3.1 above shall be based upon the amounts determined in Section

3.2(b) below and, except as otherwise provided by this Section 3.2, shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures for the Executive’s Severance Period, with the first payment beginning on the first payroll date immediately following the date that the Release becomes irrevocable; provided, however, that if the period of time described in Section 3.1(a)(vi) for returning the Release begins in one taxable year and ends in a second taxable year, such payment shall not commence until the first payroll date in the second taxable year.  Notwithstanding the foregoing, if the Executive is a Specified Employee, to the extent any amount payable pursuant to this Section 3.2 is subject to, and not otherwise exempt from the requirements of Section 409A of the Code, then to the extent required to comply with Section 409A of the Code, no payment of such amount shall be made before the first day after the end of the six (6) month period immediately following the date on which the Executive experiences a Separation from Service, or if earlier, on the date of the Executive’s death.

(b)Except as otherwise provided by this Section 3.2, the amount of each Executive’s Severance Benefit shall equal (i) the severance factor set forth in the Severance Pay Table in Exhibit A  that corresponds to the Executive’s position, multiplied by the Executive’s annual base salary (excluding all bonuses and financial perquisites) immediately prior to the Executive’s Separation from Service; provided, however, that if an Executive is on an approved short-term disability leave or on designated leave pursuant to the Family and Medical Leave Act or other similar law, such Executive’s severance benefits shall be based upon the Executive’s salary immediately preceding the inception of the leave.

(c)Notwithstanding anything to the contrary contained herein, in the event an Executive’s Separation from Service occurs during the Change in Control Period, the amount of each Executive’s Severance Benefit shall be calculated using the Change in Control severance factor set forth in the Severance Pay Table in Exhibit A, and shall be payable in a lump sum on the first date such Severance Benefit would have otherwise been payable under Section 3.2(a) above.

(d)Each amount that is paid to an Employee pursuant to this Section 3.2 shall be treated as a separate payment for purposes of Section 409A of the Code and shall be subject to all applicable income and employment tax withholdings.

Section 3.3Continuation of Benefits.  An Executive who incurs a Separation from Service will have the right to choose the continuation of any applicable group health benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If any such Executive timely elects to continue such Executive’s coverage pursuant to COBRA and has also satisfied the applicable requirements reflected in Section 3.1 above, then in addition to any amounts payable to such Executive under Section 3.2 and provided such Executive timely executes and does not revoke the Release, the Company shall pay the Executive during each month until the end of such Executive’s Severance Period (or, if earlier, until such Executive’s COBRA coverage terminates for any reason) an additional cash payment equal to the employer-portion of the premiums paid by the Company for an active employee during each such month, with the first payment commencing on the date that the payment of the Severance Benefits under Section 3.2(a) commence, less all required taxes and withholdings.  For purposes of clarity, each Executive shall be solely responsible for electing and paying the premiums for any COBRA benefits.

Section 3.4Outplacement Benefits.  Any Executive who has satisfied the applicable requirements reflect in Section 3.1 above and who has timely executed and not revoked the Release shall be eligible to receive outplacement counseling services from an outplacement firm selected by the Company during such Executive’s Outplacement Period, as set forth on Exhibit A hereto.

ARTICLE IV:CLAIMS PROCEDURES

Section 4.1Initial Claim. If an individual makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Administrator shall treat it as a Claim for benefits. All Claims for benefits under the Plan shall be sent in writing to the Administrator and must be received within 30 days after the effective date of the eligible Employee’s termination of employment. If the Administrator, in its sole and absolute discretion, determines that a claimant is not entitled to receive all or any part of the benefits claimed, the Administrator will inform the claimant in writing of its determination and an explanation regarding the reason for its determination.

Section 4.2Initial Claim Determination.

(a)Once the Administrator makes a determination regarding a Claim, the Administrator will send, by means of the U.S. mail, hand delivery or e-mail, a written notice providing:

(i)the Administrator’s determination,

(ii)the basis for the determination (along with appropriate references to pertinent provisions on which the denial is based),

(iii)a description of any additional material or information necessary to perfect the Claim and an explanation of why such material is necessary, and

(iv)the procedure that must be followed to obtain a review of the determination, including a description of the appeals procedure and how to bring a civil action for benefits under section 502(a) of ERISA.

(b)The initial Claim determination notice described above will be provided within a reasonable period of time, but no later than 90 days from the day the Administrator received the Claim, unless grounds for an extension (reflected in Section 4.2(c) below) exist.

(c)Grounds for an extension may arise in certain instances when the Administrator, for reasons beyond its control, cannot make a determination within the initial 90-day period. In such situations, the Administrator, acting in its sole and absolute discretion, may extend the initial 90-day period for up to an additional 90 days (for a total of 180 days); provided the Administrator:

(i)determines that an extension is necessary due to matters beyond its control, and

(ii)provides the claimant with written notice (which may be communicated by mail, hand delivery, or e-mail) prior to the expiration of the initial determination period that:

(A)an extension is necessary,

(B)the reason for the extension, and

(C)when a determination is expected to be rendered.

Section 4.3Appeal of a Denied Claim.

(a)If a Claim for benefits is denied, either in whole or in part, and the claimant wants to contest such denial, the claimant must appeal the Administrator’s denial by requesting a review of the Claim by the Appeals Administrator. A claimant has the following rights if a Claim for benefits is denied (whether in whole or in part):

(i)an opportunity to request an appeal,

(ii)the ability to submit written comments, documents, records and other information in connection with the appeal, and

(iii)reasonable access to, and copies of, all documents, records, and other information relevant to the denied Claim at no charge.

(b)If a claimant chooses to file an appeal of a Claim that was denied in whole or in part, the request for review must be received within 60 days of the date in which the claimant received notice from the Administrator indicating that the initial Claim was denied.

(c)The review of an initial adverse determination by the Appeals Administrator will take into account all comments, documents, records and other information that has been submitted, without regard to whether such information was submitted and considered by the Administrator in the initial determination.

(d)In reviewing appeals, no deference will be given to an initial adverse benefit determination by the Administrator, and the review itself will be conducted by an appropriate named fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal nor the subordinate of such individual.

(e)If, following an appeal, a Claim is denied, either in whole or in part, after a review of the appeal and any additional information that a claimant has submitted, a notice containing the following information (which will be provided in writing by U.S. mail, hand delivery, or e-mail) will be provided within a reasonable period of time, but not later than 60 days from the date that a request for a review was received, unless grounds for an extension reflected in Section 4.3(f) below exist:

(i)the specific reason or reasons for the decision, including any adverse determinations,

(ii)references to the specific provisions on which the determination was based,

(iii)a statement describing how to request reasonable access to, and copies of, all documents, records, and other information that is relevant to the denied Claim (free of charge),

(iv)a description of any voluntary appeals procedure, if any, and how to obtain information about such procedure, and

(v)the ability to bring a cause of action for benefits under section 502(a) of ERISA.

(f)Grounds for an extension may arise in certain instances when, due to events beyond the Appeals Administrator’s control, a decision cannot be made within the initial 60-day period. In such situations, the initial 60-day period may be extended for up to an additional 60 days (for a total of 120 days); provided:

(i)a determination is made that an extension is necessary due to matters beyond the Appeals Administrator’s control, and

(ii)the claimant is provided with written notice (which may be communicated by mail, hand delivery, or e-mail) prior to the expiration of the initial determination period that:

(A)an extension is necessary,

(B)the reason for the extension, and

(C)when a determination is expected to be rendered.

ARTICLE V:ADOPTION OF THE PLAN BY AFFILIATES

This Plan may be adopted by any Affiliate if the Compensation Committee or its delegate approves such adoption. Upon such adoption, the provisions of the Plan shall be fully applicable to the Employees of that Affiliate. At any time that an Affiliate ceases to qualify as an Affiliate, it shall no longer be eligible to participate hereunder and any Employees in its employ shall no longer be eligible to receive benefits under this Plan.

ARTICLE VI:DURATION, AMENDMENT AND TERMINATION

Section 6.1Duration. This Plan shall continue in full force and effect from the Effective Date until terminated by action of the Compensation Committee or its delegate.

Section 6.2Termination and Amendment. Although the Company hopes and expects to continue the Plan, the Plan may be amended, changed, replaced, extended or terminated by the Compensation Committee or its delegate at any time, in its sole and absolute discretion. The Compensation Committee or its delegate shall have full authority to amend any provision of the Plan to reduce, eliminate or alter benefits payable hereunder, or to alter, in any way, the criteria for eligibility to participate herein.

Section 6.3Form of Amendment. The form of any Amendment of the Plan shall be a written instrument signed by any person authorized to sign by the Compensation Committee or its delegate. An Amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to the rights of all Employees hereunder.

ARTICLE VII:MISCELLANEOUS

Section 7.1Employment Status. This Plan does not constitute a contract of employment or impose upon the Company or any Affiliate any obligation to retain the Employee as an employee, to change or not change the status of the Employee’s employment, or to change the Company’s policies or those of its Affiliates regarding termination of employment.

Section 7.2Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.3Indemnification of Administrator and Board.  No member of the Board or the Compensation Committee, nor the Administrator, any Executive or Employee of the Company acting on behalf of the Board or the Compensation Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Compensation Committee, each Executive, and each Employee of the Company acting on behalf of the Board or the Compensation Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law.  Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Compensation Committee (and no Affiliate) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Executive (or any person claiming by and through any Executive) as a result of this Plan, any Severance Benefit or any Claim arising hereunder.

Section 7.4Governing Law. To the extent not preempted by ERISA, the Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state).  An Executive’s sole remedy for any Claim shall be against the Company, and no Executive shall have any claim or right of any nature against any Affiliate or any stockholder or existing or former director, Executive or Employee of the Company or any Affiliate.  The individuals and entities described above in this Section 7.4 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 7.4.

Section 7.5Funding. The Plan is funded through the general assets of the Company and all payments of Severance Benefits with respect to a particular Employee shall be paid from the general assets of the Company. Neither the Company nor the Administrator shall have any obligation to establish a trust or fund for the payment of benefits under the Plan or to insure any of the benefits under the Plan. None of the Executives, members of the Board of Directors, or agents of the Company, any Affiliate or the Administrator guarantees in any manner the payment of benefits hereunder.

Section 7.6Authority of the Administrator.  The Administrator, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan, and (iii) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan.  Any interpretation, determination, or other action made or taken by the Administrator shall be final, binding, and conclusive on all interested parties.  The Administrator’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.  The Administrator may delegate to employees of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan.  Any actions taken by any employees of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

Section 7.7Section 409A of the Code.  The Company intends for this Plan, and any payments made pursuant to this Plan, to be exempt from the requirements of Section 409A of the Code as “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and the Administrator shall interpret this Plan at all times in accordance with such intent.

ARTICLE VIII:ERISA RIGHTS STATEMENT

As an Employee in this Plan, you are entitled to certain rights and protection under ERISA.  ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The administrator may make a reasonable charge for the copies.

Receive a summary of the plans’ annual financial report.  The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.  No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your Claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of the plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.  If you have a Claim for benefits which is denied or ignored, in whole or in part, and you disagree with that denial, you must file an appeal of that denial in accordance with the claims procedures described in Article IV above.  After your appeal is denied in accordance with the claims procedures, you may file suit in a state or Federal court.  In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.  If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it determines that your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE IX:GENERAL INFORMATION

Section 9.1Official Plan Name.Tuesday Morning Corporation

Executive Severance Plan

Section 9.2Plan Sponsor and PlanTuesday Morning Corporation

Administrator.

(___)

Section 9.3The Company Identification.

Section 9.4Plan Number.

Section 9.5Plan Year.January 1 through December 31

Section 9.6	Type of Plan.Welfare benefit plan providing severance benefits to certain employees in the event of a termination without Cause or a termination with Good Reason during the Change in Control Period.

Section 9.7	Type of Administration.The Plan is administered by the Plan Administrator.

Section 9.8	Claims Administrator.The Plan Administrator for Tuesday Morning Corporation Executive Severance Plan:

Tuesday Morning Corporation
[Title]

(___)

Section 9.9Agent for Service of

Legal Process.Tuesday Morning Corporation

[Title]

(___)

Section 9.10	Funding.The Plan is funded through the general assets of the Company.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 1st day of May, 2018.

TUESDAY MORNING CORPORATION

/s/ Steven R. Becker______________

Name:Steven R. Becker

Title:Chief Executive Officer

EXHIBIT A

SEVERANCE PAY TABLE

Executive’s Position	Severance Factor	Change in Control Severance Factor	Outplacement Period
President/EVP	1.5	2	6 months
SVP	1	1.5	6 months

EXHIBIT A – SEVERANCE PAY TABLEPAGE 1 OF 1